Exhibit 5.4

July 28, 2008

Coca-Cola Enterprises Inc.

2500 Windy Ridge Parkway

Atlanta, Georgia 30339

Ladies and Gentlemen:

We are acting as counsel for Coca-Cola Enterprises Inc., a Delaware corporation (the “Company”), in connection with Post-Effective Amendment No. 1 to the automatic Registration Statement on Form S-3 (such registration statement, including the documents incorporated by reference therein, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the offering from time to time, as set forth in the prospectus pursuant to Rule 415 contained in the Registration Statement (the “Prospectus”) and as to be set forth in one or more supplements to the Prospectus (each such supplement, a “Prospectus Supplement”), of among other securities, debt securities of the Company (the “Debt Securities” “Guarantees”).

The Debt Securities will be issued under an indenture (the “Indenture”) between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”).

In that connection, we have reviewed originals or copies of the following documents:

(a)	the Indenture;

(b)	the Registration Statement; and

(c)	the Prospectus.

The documents described in the foregoing clauses (a) through (c) are collectively referred to herein as the “Opinion Documents”.

We have also reviewed originals or copies of such other corporate records of the Company, certificates of public officials and of officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below, including resolutions of the Board of Directors of the Company relating to the issuance and sale of the Debt Securities (the “Resolutions”).

In our review of the Documents, we have assumed:

(a)	The genuineness of all signatures.

(b)	The authenticity of the originals of the documents submitted to us.

(c)	The conformity to authentic originals of any documents submitted to us as copies.

(d)	As to matters of fact, the truthfulness of the representations made in the Opinion Documents and in certificates of public officials and officers of the Company.

We have not independently established the validity of the foregoing assumptions.

“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Opinion Documents or the transactions governed by the Opinion Documents and, for purposes of our opinions below, the General Corporation Law of the State of Delaware. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Company, the Opinion Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to the specific assets or business of any party to any of the Opinion Documents or any of its affiliates.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the assumptions and qualifications set forth herein, we are of the opinion that:

(a)	The Indenture has been duly authorized, and when executed and delivered by the Company pursuant to the authority granted in the Resolutions and, assuming due authorization, execution and delivery thereof by the Trustee, will constitute a valid and legally binding instrument of the Company enforceable against the Company in accordance with its terms.

(b)	The Debt Securities have been duly authorized and, when the final terms thereof have been duly established and approved and when duly executed by the Company, in each case pursuant to the authority granted in the Resolutions, and authenticated by the Trustee in accordance with the Indenture and delivered to and paid for by the purchasers thereof, will constitute valid and legally binding obligations of the Company entitled to the benefits of the Indenture.

Our opinions expressed above are subject to the following qualifications:

(a)	Our opinions are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers).

(b)	Our opinions are also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(c)	Our opinions are limited to Generally Applicable Law and we do not express any opinion herein concerning any other law.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinions expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the Prospectus under the caption “Legal Opinions.”

Yours very truly,

/s/ Shearman & Sterling LLP
Shearman & Sterling LLP

LLJ/CM/LJ/ET

AA

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